Exhibit (g)(15)

State Street Institutional Investment Trust

One Iron Street

Boston, MA 02210

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

December 22, 2021

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Funds”):

Fund	Effective Date
State Street Diversified Income Fund	December 22, 2021

We request that you act as the New Fund’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

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Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ Ellen M. Needham
Ellen M. Needham, President

Accepted:
State Street Bank and Trust Company

By:	/s/ James Hill
Name: James Hill, Managing Director

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